UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2014

BIG LOTS, INC.
(Exact name of registrant as specified in its charter)

Ohio	1-8897	06-1119097
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Phillipi Road, Columbus, Ohio 43228
(Address of principal executive offices) (Zip Code)

(614) 278-6800
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01    Regulation FD Disclosure.

Entry into 10b5-1 Plans by our CEO and CFO

On December 9, 2014, David J. Campisi, the President and Chief Executive Officer of Big Lots, Inc. (“we,” “us,” “our” or the “Company”), established a trading plan intended to comply with the requirements of Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (a “10b5-1 Plan”). The plan directs us to withhold shares of Company common stock from Mr. Campisi in order to satisfy tax obligations that may arise if any shares are issued to him in March of 2015 pursuant to the partial vesting of a performance-based restricted stock units award. The award was granted to Mr. Campisi in March of 2014, and one-third of the award has the potential to vest in March of 2015, subject to the satisfaction of applicable performance conditions. In the event that all or part of such portion of the award vests, we will withhold a number of shares necessary to satisfy Mr. Campisi’s tax obligations.

On December 11, 2014, Timothy A. Johnson, our Executive Vice President and Chief Financial Officer, established a 10b5-1 Plan providing for a third-party broker to sell shares of Company common stock that may be issued to him in March of 2015 pursuant to the partial vesting of a performance-based restricted stock units award. The award was granted to Mr. Johnson in March of 2014, and one-third of the award has the potential to vest in March of 2015, subject to the satisfaction of applicable performance conditions. In the event that all or part of such portion of the award vests, the broker will sell the shares issued to Mr. Johnson on the vesting date.

Each of the above-described 10b5-1 Plans was adopted during an authorized trading period and when the officer adopting the plan was not in possession of material non-public information. Transactions under these 10b5-1 Plans will be reported through Form 144 and Form 4 filings made with the Securities and Exchange Commission, as appropriate.

The information disclosed in this Item 7.01 is being furnished, not filed. By furnishing the information in this Item 7.01, the Company is making no admission as to the materiality of such information.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIG LOTS, INC.

Date: December 11, 2014	By:	/s/ Ronald D. Parisotto
Ronald D. Parisotto
Senior Vice President, General Counsel
and Corporate Secretary